EXHIBIT 2.2

                                 PROMISSORY NOTE
                              (Due January 1, 2006)


US $80,000                                                         June 28, 2002

         FOR VALUE RECEIVED, the undersigned, Robert Eric Miller, ("MILLER"), Old Clock Cottage, Swerford, Oxon, OX7 4BQ, England, hereby promises to pay on or before January 1, 2006 (the "MATURITY DATE") to the order of Paracelsian, Inc., a Delaware corporation ("HOLDER"), $80,000, in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal amount hereof in like money and funds, accruing from March 1, 2003 until the principal amount hereof shall be paid in full, at a per-annum rate equal to 2% over the prime rate from time to time announced by Citicorp, N.A., computed on the basis of a year of 365 days, which interest shall become due and payable on or before the Maturity Date.

         Notwithstanding anything to the contrary contained in this Note, the principal amount of this Note shall be reduced on March 1, 2003 by the value (as mutually agreed upon by Holder and Miller), up to a maximum of $30,000, of any consulting services provided by Miller to Holder on or before February 28, 2003, which value, if any, shall be set forth in writing and attached to this Note on or before March 1, 2003.

         The principal amount of this Note and all interest thereon shall be payable in thirty-five consecutive equal installments equal to 1/35th of the aggregate principal and interest payable pursuant to this Note, commencing on March 1, 2003 and continuing on the first day of each month thereafter, through and including January 1, 2006, with any remaining balance due and payable in full on the Maturity Date. All payments hereunder shall be made as directed in writing by Holder sent to Miller at the above address.

         If any payment under this Note becomes due and payable on a Saturday, Sunday or other day on which banking institutions in New York City, New York are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable at the interest rate specified above during such extension.

         If one or more of the following events ("EVENTS OF DEFAULT") shall occur:

         (a) Miller shall fail to pay any amount on this Note as and when due and payable and such failure continues for a period of five days;

         (b) East West Herbs (USA) Ltd. shall fail to perform any of its obligations under that certain Asset Purchase Agreement, dated as of the date hereof, between East West Herbs (USA) Ltd. and Holder, and such failure continues for a period of five days; or




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         (c)  Miller  shall (i)  generally  not,  or be  unable  to, or admit in writing his inability to, pay his debts as such debts become due, (ii) make a general assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, trustee or other similar official for a substantial part of his assets, (iii) commence any proceeding
under  any  bankruptcy,  reorganization,   arrangement,  readjustment  of  debt,
dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) have any such petition or application filed or any such proceeding commenced against him, in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 15 days or more, (v) by any act or omission indicate his consent to, approval of, or acquiescence in any such petition, application, proceeding or order for relief, or the appointment of a custodian, receiver, trustee or other similar official for all or any substantial part of his properties, or (vi)
suffer  any  such   custodianship,   receivership  or  trusteeship  to  continue
undischarged for a period of thirty days or more.

         THEN, and in any such event, Holder may, by notice to Miller, declare the aggregate outstanding principal amount of this Note and all interest thereon to be forthwith due and payable, whereupon the aggregate principal amount of this Note and all such interest shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Miller; PROVIDED, HOWEVER, that if there shall be an Event of Default under paragraph (c) above, the aggregate outstanding principal amount of this Note, and all interest thereon, shall be immediately due and payable, without notice, declaration, presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Miller.

         This Note shall be binding upon Miller and inure to the benefit of Holder and its successors and assigns, provided that Miller shall not assign his obligations hereunder without Holder's prior written consent.

         The undersigned hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         It is the intention of Miller and Holder to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Note, any late charges constituting interest under applicable law and contracted for, chargeable or receivable hereunder shall under no circumstances, together with any other interest contracted for, chargeable or receivable hereunder, exceed the maximum amount of interest permitted by law, and in the event any late charges were to exceed the maximum amount of interest permitted by law, such excess late charges shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be cancelled automatically and, if theretofore paid, at the option of the Holder of this Note, be refunded to Miller or credited on the principal amount then outstanding hereunder.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICT OF LAWS.



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         IN WITNESS  WHEREOF,  the  undersigned has executed this Note as of the date first above written.


                                                /S/ ROBERT ERIC MILLER
                                             -----------------------------------
                                             Robert Eric Miller






























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